SECURITIES AND EXCHANGE COMMISSION

UNITED STATES

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 29, 2011

Body Central Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-34906	14-1972231
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6225 Powers Avenue Jacksonville, FL	32217
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:  (904)- 737-0811

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (c)         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2011, Body Central Corp. (the “Company”) announced the appointment of Matthew Swartwood, age 53, to serve as the Company’s Senior Vice President, Stores.  Mr. Swartwood has over 25 years of management experience in the specialty retail apparel industry.  Since 2006, Mr. Swartwood served as Vice President, Retail Store Operations for Vans Retail Stores.  Mr. Swartwood also worked in various store operations with American Eagle Outfitters, Inc. for 22 years rising to the position of Zone Vice President, Stores West.  Mr. Swartwood holds a B.S. degree in Business from North Dakota State University.

Mr. Swartwood will receive an annual base salary of $240,000, a sign on bonus of $30,000, and will have an opportunity to earn a bonus based upon Company performance.  Mr. Swartwood will also receive stock options to purchase 15,000 shares of the Company’s common stock at the closing price on his start date.  These options will vest 25% on the first anniversary of his employment date and quarterly thereafter over the next three years.  If the Company terminates Mr. Swartwood’s employment without cause, he will be entitled to receive a severance payment of six months of his base salary.

A copy of the press release announcing the appointment of Mr. Swartwood is attached as Exhibit 99.1. and is incorporated herein by reference.

Item 9.01(d)          Exhibits.

99.1                           Text of the press release issued June 29, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BODY CENTRAL CORP.
(registrant)

June 29, 2011	By:	/s/ Julia B. Davis
Julia B. Davis
Secretary and General Counsel